EXHIBIT 32.1

CERTIFICATIONS OF PRINCIPAL EXECUTIVE OFFICER

AND PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER

In connection with the Annual Report of PAMT CORP (the "Company") on Form 10-K for the period ended December 31, 2025, (the "Report") as filed with the Securities and Exchange Commission, each of the undersigned hereby certifies that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

PAMT CORP

Dated: March 12, 2026	By:	/s/ Lance K. Stewart
LANCE K. STEWART
President and Chief Executive Officer
(principal executive officer)

Dated: March 12, 2026	By:	/s/ Daniel C. Kleine
DANIEL C. KLEINE
Sr. Vice President-Finance and Treasurer
(principal accounting and financial officer)